Exhibit 99.1

PRESS RELEASE	www.biotapharma.com
FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS ANNOUNCES

CHANGES TO ITS BOARD OF DIRECTORS

ATLANTA, GA – May 6, 2013 —Biota Pharmaceuticals, Inc. (Nasdaq: BOTA) (“Biota” or the “Company”), a biopharmaceutical company focused on the discovery and development of anti-infective products to prevent and treat serious and potentially life-threatening infectious diseases, today announced changes to its Board of Directors, including the resignations of Dr. Raafat Fahim and Mr. Paul Bell, and the appointments of Ms. Anne M. VanLent and Mr. Michael R. Dougherty to fill those vacancies. Ms. VanLent will serve as Chair of the Audit Committee.

“On behalf of Biota, I want to thank Raafat and Paul for their significant contributions toward creating the new Biota Pharmaceuticals and positioning it for future growth,” said Dr. James Fox, Chairman of Biota Pharmaceuticals, Inc.

Ms. VanLent joins Biota’s Board with extensive experience in corporate advisory and financial services roles within life sciences. Ms. VanLent is currently the President of AMV Advisors, an advisory firm which she founded in 2008 to provide corporate strategy and financial consulting services to emerging growth life science companies. Previously, Ms. VanLent was Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc. Prior to that, she was Executive Vice President, Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. Earlier in her career, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc. Ms. VanLent also currently serves as a member of the Board of Directors of Integra LifeSciences, Aegerion Pharmaceuticals, and Tranzyme Pharma, the latter two of which she serves as Chair of the Audit Committee. She previously served as a member of the Board of Directors of i-STAT Corporation and Penwest Pharmaceuticals.

Mr. Dougherty also brings to Biota significant corporate and operational life sciences experience, having served in key executive and director roles at several biopharmaceutical companies over his career. Most recently, Mr. Dougherty was Chief Executive Officer of Kalidex Pharmaceuticals, a privately-held, venture-backed infectious disease company. Prior to Kalidex, he served as Chief Executive Officer and a director of Adolor Corporation, a biopharmaceutical company acquired by Cubist Pharmaceuticals in 2011. He also served in other executive roles at Adolor before being appointed CEO, including Chief Operating Officer, Chief Financial Officer, and Senior Vice President, Commercial Operations. Prior to joining Adolor, he served in a number of executive roles, including Chief Operating Officer of Genomics Collaborative, Chief Executive Officer, Chief Financial Officer and a director of Genaera Corp, and Chief Financial Officer of Centocor, Inc. Mr. Dougherty currently serves on the Board and Chairs the Audit Committee of ViroPharma, Inc. (Nasdaq: VPHM).

“We are very pleased to welcome Anne and Michael to our Board,” Dr. Fox added. “Anne brings deep experience serving life science companies at a similar stage to Biota’s, as well as a diverse skill set inclusive of financial expertise and corporate governance. Michael has demonstrated an ability to successfully undertake a number of strategic, operational and financial roles over his career, oversee a novel product approval by the FDA, and successfully direct the acquisition of Adolor. We look forward to their respective contributions as Biota transitions to its next stage of corporate growth.”

“The addition of Anne and Michael will provide valuable experience and perspective to me and the Board during an exciting time for Biota as we advance our development as a leading infectious disease company,” added Russell H. Plumb, President and Chief Executive Officer of Biota Pharmaceuticals.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of anti-infective products to prevent and treat a number of serious and potentially life-threatening infectious diseases. The Company has discovered two generations of neuraminidase inhibitors (NIs) that have been commercialized, the first of which is zanamivir, marketed world-wide as Relenza® by GlaxoSmithKline. The Company’s second generation NIs are referred to as long-acting neuraminidase inhibitors (LANIs), which allow for a single inhaled treatment, as compared to five-day, twice-daily dosing associated with first generation inhaled or oral neuraminidase inhibitors. The Company and Daiichi Sankyo Inc. have cross-licensed the world-wide rights to develop and commercialize LANIs, including laninamivir octanoate, which is marketed by Daiichi Sankyo Inc. as Inavir® in Japan.

The Company currently has two Phase 2 clinical-stage product candidates; laninamivir octanoate, which it is developing under an existing contract with the U.S. Office of Biomedical Advanced Research and Development Authority (“BARDA”) to provide up to $231 million in financial support to complete the clinical development of laninamivir octanoate for the treatment of influenza A and B infections in the U.S. market; and vapendavir, a potent, oral broad-spectrum capsid inhibitor of human rhinovirus (HRV). In addition, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus (RSV) as well as for gram-negative and multi-drug resistant bacterial infections. For additional information about the Company, please visit www.biotapharma.com.

Biota is a registered trademark of Biota Holdings Limited. RelenzaTM is a trademark of GlaxoSmithKline plc, Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Contacts:

Russell H. Plumb                                      Hershel Berry

Chief Executive Officer                            Blueprint Life Science Group

(678) 221-3351                                           (415) 375-3340

r.plumb@biotapharma.com                     hberry@bplifescience.com